Exhibit 10.4

Michael S. Burke Chairman and Chief Executive Officer	AECOM 1999 Avenue of the Stars Suite 2600 Los Angeles, CA 90067 www.aecom.com	213.593.8723 tel 213.593.8727 fax

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) by and between Carla Christofferson (“Executive”) and AECOM, a Delaware corporation (“AECOM”), sets forth the terms of the separation between Executive and AECOM and any parent, subsidiary or affiliated corporation or related entity of AECOM (collectively, “AECOM” or the “Company”) as of November 27, 2019.

1.         STATUS OF EMPLOYMENT

Executive and the Company have agreed that Executive is hereby resigning from her position as Executive Vice President, Chief Legal Officer as of the date of this Agreement, and shall continue as a non-executive employee of the Company with her same salary and benefits through December 16, 2019 (the “Separation Date”). As of the Separation Date, Executive’s employment with the Company will by mutual agreement end automatically and without the need for further action by Executive or the Company.

As a result of Executive’s employment on December 15, 2019, Executive will be paid an annual incentive payment for the 2019 fiscal year of the Company in the amount of $715,000.00, as previously approved by the Board of Directors of the Company under the Company’s Executive Incentive Plan. As a result of Executive’s employment on December 15, 2019, Executive will also vest in 32,045 shares of Company common stock, which is comprised of 14,151 shares of Executive’s Restricted Stock Unit (RSU) awards granted in December of 2016 and 17,894 shares representing the earned portion of Executive’s Performance Earnings Program (PEP) awards granted to Executive in December of 2016 and as previously approved by the Board of Directors. The 32,045 shares are not subject to any future change or adjustment. The annual incentive payment and the shares of Company common stock will be paid/delivered to Executive at the same time and in the same method as made to similarly situated executives of the Company in December of 2019 and will be subject to applicable tax deductions and withholdings as required by applicable law or regulation.

2.         STATUS OF COMPENSATION AND BENEFITS

The following payments, benefits and terms apply to Executive as a result of separation of employment from the Company on the Separation Date:

a.         Executive will be paid any earned and unpaid base salary through the Separation Date.

b.         Executive will be paid for a total of 82 hours of accrued but unused PTO.

c.         Executive will be notified separately of her right to continue her health, dental and vision insurance coverage in accordance with law. These rights include all benefits set forth in Section 3(c) of this Agreement.

d.         Executive will be eligible to utilize the Company’s EAP benefits for 90-days after her Separation Date. Group life insurance, short term disability and personal accident insurance offered through the Company will end on the Separation Date; however, Executive will have 31 days from the Separation Date to convert the group life insurance policy to an individual policy.

e.         Upon expiration of the trading window in effect at the time of the Separation Date, Executive will be removed from the list of Company insiders subject to the Company’s periodic trading windows; provided, however, Executive acknowledges (i) that any securities trades Executive makes remain at all times subject to federal and state securities laws and regulations, including those prohibiting trading while in possession of material nonpublic information and

(ii) that Executive will comply with such laws and regulations.  Except as set forth in paragraph 3(b) below, any unvested stock, stock options or other equity or long-term incentives, including but not limited to any RSU or PEP awards for which applicable restrictions had not previously lapsed, shall be forfeited upon the Separation Date.

f.          Executive will not be eligible to contribute additional amounts or receive additional matching contributions in the AECOM 401(k) plan after the Separation Date. However, monies in her accounts will be available to Executive under the terms of the plan. Executive can choose to roll over her account balance to another 401(k) plan or IRA. All rights and benefits Executive has under the 401(k) plan as of the Separation Date, however, shall remain in full force and effect.

g.         Executive will not be eligible or entitled to receive any 2020 annual incentive payment or 2020 equity award.

3.         SEPARATION PAYMENTS

In consideration for signing (without revoking) this Agreement (and the Bring Down Release Agreement as defined below) on a timely basis and subject to Executive’s material compliance with the terms of this Agreement, Executive will receive the following Severance Payment, Stock Payment and Premium Payment (collectively the “Separation Payments”):

a.         Severance Payment: A severance payment in the total amount of one year of Executive’s base salary ($650,000) (the “Severance Payment”). The Severance Payment will be payable, less applicable taxes, deductions and withholdings, in a lump sum within fifteen (15) days of the Separation Date, but in no event prior to the end of the Revocation Period (as defined below).

b.         Stock Payment: In full settlement of Executive’s outstanding and unvested RSU and PEP Awards as of the Separation Date, Executive will be entitled to receive 41,342 shares of AECOM common stock (the “Stock Payment”), and Executive shall have no further rights or entitlements to or in respect of AECOM equity or equity-based awards.  Such shares of AECOM stock will be delivered as described below in January 2020, but by no later than January 10, 2020, subject to all other terms and conditions of this Agreement, the Plan and the applicable award agreements. The number of shares are not subject to any future change or adjustment of any kind. However, at the Company’s option, the Company may elect to pay the net amount of some or all of the Stock Payment in cash, less any necessary deductions for income tax and other required withholdings. If the Company decides to pay more than fifty percent (50%) of this amount in cash rather than by delivering shares, such cash payment shall be calculated based on a share price of $42.60 or the per share “closing” price on the business day that is three (3) business days prior to the date of payment, whichever is higher. Otherwise, the cash payment shall be calculated based on the per share “closing” price on the day that is three (3) business days prior to the date of payment.

c.         COBRA Premium Payment: If Executive timely elects COBRA coverage under the Company’s plans, the Company will pay Executive an amount equal to the applicable monthly COBRA premium before applicable taxes, deductions, and withholding (the “Premium Payment”), for a period of up to twelve (12) months following the Separation Date (with such premium payment to cease if Executive is eligible for alternative coverage from another employer). The Premium Payment will be paid on a monthly basis on or about the 15th date of each month for which it is payable, commencing with the first month for which Executive elects COBRA coverage following the Separation Date.

d.         The Separation Payments will be provided to Executive subject to the terms and conditions noted in this Agreement, including but not limited to:

i.          Executive will not be eligible to receive any portion of the Separation Payments unless Executive executes (A) this Agreement within 21 days following the date Executive first receives this Agreement and does not revoke it, and (B) the bring down Release Agreement in the form attached hereto as Exhibit A (the “Bring Down Release Agreement”) within 21 days following (and not prior to) the Separation Date and does not revoke it.

ii.         Except to the extent the Company elects to pay the net amount of some or all of the Stock Payment in cash, the Stock Payment will be settled in shares of AECOM common stock, and the net shares deliverable in respect thereof, less any necessary deductions for income tax and other required withholdings, will be automatically deposited into Executive’s Merrill Lynch brokerage account approximately one week after the expiration of the Revocation Period of the Bring Down Release Agreement, provided

Executive has not revoked this Agreement or the Bring Down Release Agreement.

iii.        Executive agrees that Executive is not entitled to any further compensation or benefits earned during her employment, including any severance, separation payments, bonus, equity, or pay in lieu of any such compensation or benefit, from the Company or other AECOM-affiliated companies, except as provided in this Agreement, and that Executive is forfeiting all other rights to any current or future unvested RSU and PEP awards.

iv.        The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

4.         NON-SOLICITATION

Executive agrees that she shall not at any time during the period commencing upon her receipt of this Agreement and extending until twelve (12) months following the Separation Date (the “Restricted Period”), use any confidential information of the Company to directly or indirectly solicit, attempt to solicit, induce or otherwise cause any existing or prospective employee of the Company, to terminate or abort his or her employment with the Company, or at any time unlawfully disrupt, damage, impair or interfere with the Company by raiding its work staff or unlawfully enticing or encouraging any employee or agent of the Company to be employed or engaged as a consultant or employee by Executive or for any firm, organization, business, partnership, corporation, or association with which Executive shall have an association. For the avoidance of doubt, this Non-Solicitation Clause is not intended to apply to situations in which an existing or prospective employee of the Company approaches Executive about employment or engagement.

5.         WAIVER AND RELEASE

In exchange for the rights and benefits under this Agreement, including without limitation the Separation Payments, Executive, on behalf of herself, her heirs, beneficiaries, executors, administrators, representatives, assigns, and agents hereby fully releases, acquits, and forever discharges the Company, its past, present, and future predecessors, successors, parent companies, subsidiary companies, affiliated entities, related entities, operating entities, and its and their past, present, and future officers, directors, shareholders, members, investors, partners, employees, agents, attorneys, insurers, reinsurers, and all of its and their past, present, and future compensation and employee benefits plans (including trustees, fiduciaries, administrators, and insurers of those plans) (collectively, the “Released Parties”) from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, attorney’s fees, costs, expenses, and compensation whatsoever, of whatever kind or nature, in law, or equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that Executive may now have, has ever had, or hereafter may have relating directly or indirectly to her employment with the Company, the termination of her employment with the Company, the benefits or attributes of her employment with the Company, and/or any other act, omission, event, occurrence, or non-occurrence involving the Company or any of the Released Parties. Executive also releases all of the Released Parties of and from any and all claims Executive has or may have that arose prior to the date Executive signs this Agreement, arising from any violation or alleged violations of federal, state or local human rights, fair employment practices and/or other laws by any of the Released Parties for any reason under any legal theory including, but not limited to, the Age Discrimination in Employment Act (“ADEA”); the Americans With Disabilities Act of 1990 (“ADA”); the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Equal Pay Act (“EPA”); the Fair Labor Standards Act (“FLSA”); the Fair Credit Reporting Act (“FCRA”); the Family and Medical Leave Act (“FMLA”); the Genetic Information Nondiscrimination Act (“GINA”); the Immigration Reform and Control Act (“IRCA”); the Lilly Ledbetter Fair Pay Act; the National Labor Relations Act (“NLRA”); the Labor Management Relations Act (“LMRA”); the Occupational Safety and Health Act (“OSHA”); the Older Workers Benefit Protection Act (“OWBPA”); the Rehabilitation Act of 1973; the Sarbanes-Oxley Act of 2002 (“SOX”); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); Sections 1981 through 1988 of Title 42 of the United States Code; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act (“WARN”), and/or all other federal, state, or local laws, statutes ordinances, constitutions, rules, orders or regulations, all as they may be amended.  Executive also forever waives, releases, discharges and gives up all claims, real or perceived and now known or unknown, for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, wrongful or retaliatory discharge, discrimination, harassment, promissory estoppel, assault, battery, false imprisonment, defamation, libel, slander, intentional and negligent infliction of emotional distress, duress, fraudulent and negligent misrepresentation, defamation, violation of public policy, negligence, and all other claims or torts arising under any federal, state or local law, regulation, constitution, ordinance or judicial decision; and any claim concerning wages, benefits, severance payments, bonus payments, payments pursuant to any agreement with the Company, stock, stock options, or stock option agreement. Executive also agrees to waive any right she has to pursue any claim or grievance through any internal channel of the Company and/or its affiliates. Executive understands and agrees that her waivers include both claims that she knows about and those she may not know about which have arisen on or before the date on which she signs this Agreement.

Executive further agrees to waive all rights under Section 1542 of the Civil Code of the State of California, up to and including the date she signs this Agreement. Section 1542 provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive further agrees and represents that she has had an opportunity to consult with an attorney over the meaning and significance of this Civil Code §1542 waiver and that she knowingly and voluntarily waives her rights under this statute.

6.         PROMISE NOT TO SUE

Executive has not, at any time up to and including the date on which she signs this Agreement, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any action, of any nature arising out of the matters released by paragraph 5 other than as specifically identified therein or as excluded below, and Executive waives to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released by paragraph 5.

7.         EXCLUSIONS FROM WAIVERS AND RELEASE OF CLAIMS

Notwithstanding anything else stated in this Agreement, Executive understands and agrees that:

a.         Nothing in this Agreement is intended to limit or restrict any rights that Executive may have to enforce this Agreement or to interfere with or affect a waiver of any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished. This Agreement also does not apply to any claims that the controlling law clearly states may not be released by private agreement.

b.         This Agreement does not affect Executive’s non-forfeitable rights to her accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) under the Company’s ERISA-covered employee benefits plans.

c.         This Agreement shall not apply to rights or claims that may arise after the effective date of this Agreement; it being understood and agreed that this Agreement sets forth Executive’s sole rights and entitlements with respect to compensation prior to this Agreement and through the Separation Date.

d.         This Agreement does not preclude filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the U.S. Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or any other federal, state, or local commission, board or agency charged with enforcing employment or other laws. However, by signing this Agreement, Executive understands and agrees that she is waiving any right to recover money or other individual relief based on claims asserted in such a charge in any proceeding brought by her or on her behalf, except that this Agreement does not limit Executive’s right to receive and fully retain an award from a government- administered whistleblower award program.

e.         This Agreement does not preclude Executive’s ability to report fraud, waste or abuse to state or federal officials regarding the Company’s management of public contracts, or her obligation to cooperate with any government authorities.

f.         This Agreement does not limit any statutory rights Executive may have to file a charge or to bring an action to challenge the terms of this Agreement or contest the validity of the release contained in this Agreement under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefits Protection Act (“OWBPA”).

g.         This Agreement does not limit or waive Executive’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

8.         CONFIDENTIALITY

Executive acknowledges that during her employment with the Company she acquired certain confidential, proprietary or otherwise nonpublic information concerning the Company, which may include, without limitation, intellectual property, trade secrets, financial data, strategic business or marketing plans, and other sensitive information concerning the Company, its employees, past or present directors, executives, officers, agents, or customers (“Confidential Information”). Executive agrees that she will not disclose any Confidential Information to any person or entity, except as required by law.

Notwithstanding any other provision of this Agreement or any other agreement, Executive understands that if she makes a confidential disclosure of a Company trade secret to a government official or an attorney for the purpose of reporting a suspected violation of law or in response to a governmental inquiry or investigation, or in a court filing under seal, she will not be held liable under this Agreement or any other agreement, or under any federal or state trade secret law for such a disclosure. Moreover, nothing in this Agreement or any other agreement shall prevent Executive from making a confidential disclosure of any Confidential Information to a government official, to an attorney as necessary to obtain legal advice or in a court filing under seal.

9.         COOPERATION WITH LEGAL PROCEEDINGS

Upon reasonable notice, Executive will provide information and proper assistance to the Company (including truthful testimony and document preservation and production) in any litigation or potential litigation in which she is, or may be, a witness, or as to which she possesses, or may possess, relevant information. The Company will pay Executive’s reasonable expenses incurred in complying with this paragraph and will compensate Executive at an hourly rate of $950 for her time in assisting the Company, but excluding any time relating to her testimony at any deposition, trial, arbitration or other proceeding.

10.       ACKNOWLEDGEMENTS

a.         Executive acknowledges and represents that as of the date of this Agreement the Company has paid all wages, bonuses, commissions, overtime, expenses, vacation/PTO, and/or other Company benefits due to her up to and including the date hereof, with the understanding that this Acknowledgment does not limit Executive’s right to receive the compensation and benefits set forth in this Agreement.

b.         Executive represents that she has reported to the Company any and all work- related injuries or illnesses incurred by her during her employment with the Company.

c.         Executive acknowledges and represents that during her employment and through the date she signs this Agreement, she has made full and truthful disclosures to the Company about any misconduct of which she may have been aware by or on behalf of the Company or any of its employees, officers, directors, consultants, agents or other third-parties.

d.         Executive acknowledges that, if she is an officer of, or served in any elected or appointed position for the Company or any of its subsidiaries or affiliates, then her signature on this Agreement constitutes her resignation, effective on the date hereof, from any and all such offices or positions.

11.       NON-DISPARAGEMENT

Executive will not make any statements or take any actions detrimental to the interests of the Company, including, without limitation, negatively comment on, disparage, or call into question the business operations or conduct of the Company or its past or present clients, shareholders, directors, executives, officers, employees or agents. The members of Company’s Executive Leadership Team will not make any statements or take any actions detrimental to the interests of Executive, including, without limitation, negatively comment on, disparage, or call into question the conduct of Executive.

12.       NOTICE AND REVOCATION PERIODS

Executive acknowledges that she was advised that she could take up to twenty-one (21) days from the date this Agreement was given to Executive to review this Agreement and decide whether she would enter into this Agreement. To the extent that Executive has elected to enter into this Agreement prior to such time, Executive has done so voluntarily, and has knowingly waived such twenty-one (21) day review period.

Executive may revoke this Agreement within a period of seven (7) calendar days after its execution (the “Revocation Period”), by delivery of a written notice of revocation (the “Revocation Notice”) prior to 5:00 p.m. on the last day comprising the Revocation Period to Pamla Hoebener, Human Resources, AECOM, 1999 Avenue of the Stars, Suite 2600, Los Angeles, CA 90067. This Agreement shall become irrevocable automatically upon the expiration of the Revocation Period if Executive does not revoke it in the aforesaid manner. Accordingly, the “Effective Date” of this Agreement shall be on the eighth (8th) day after Executive signs this Agreement and provided she does not revoke it. In the event that Executive revokes this Agreement, or if for any other reason it is held to be unenforceable, all checks, instruments, funds, or other such payments received by Executive pursuant to the terms of this Agreement shall immediately be returned or repaid to the Company, except those amounts described in Sections 2(a) and (b), above.

13.       RETURN OF PROPERTY

Executive agrees that she shall return to the Company all property, files, and other Company materials in her possession, with the exception of documents relating to her compensation and benefits to which Executive is entitled, no later than the Effective Date. Executive further agrees that she will not retain any copies or duplicates of any such Company property.

14.       REMEDIES FOR BREACH OF CERTAIN COVENANTS

Executive agrees that in the event Executive materially violates the Non-Solicitation, Non-Disparagement, or Confidentiality sections of this Agreement, the Company will have no further obligation to pay or provide any unpaid portion of the Separation Payments provided by this Agreement and any of the Separation Payments previously paid under the terms of this Agreement, except for $100 as consideration for the release in paragraph 5 of this Agreement; provided, however, that nothing in this paragraph shall limit the Company’s right to pursue any additional remedies available at law or in equity, including but not limited to injunctive relief, for Executive’s violation of those provisions. Despite any breach by Executive, her other obligations under this Agreement, including her waivers and releases, will remain in full force and effect. Executive further agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform any of her obligations under paragraphs 4, 8 and/or 11 of this Agreement. Accordingly, if the Company or any of its affiliates institutes any action or proceeding to enforce its rights under paragraphs 4, 8 and/or 11 of this Agreement, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its affiliates has an adequate remedy at law, and Executive shall not claim that any such remedy at law exists.

Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

15.       NATURE OF AGREEMENT

Executive has reviewed the terms of this Agreement and acknowledges that she has entered into this Agreement freely and voluntarily. Executive agrees and understands that nothing in this Agreement is an admission by the Company of any liability or unlawful conduct whatsoever. The terms described in this Agreement may not be altered or modified other than in writing signed by Executive and the Company. This

Agreement supersedes all prior written or oral agreements, arrangements, communications, commitments or obligations between Executive and the Company relating to this Agreement. This Agreement may only be modified or amended by virtue of a writing signed by both Executive and the Company.

This Agreement shall be construed and enforced pursuant to the laws of California, applicable to contracts to be performed wholly within the state. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall become null and void, leaving the remainder of this Agreement in full force and effect.

Executive also acknowledges that she fully understands her right to discuss this Agreement with an attorney, that the Company has advised Executive of this right, that Executive has carefully read and fully understands this entire Agreement, and that Executive is voluntarily entering into this Agreement.

Executive has read and understands the terms and conditions set forth in this Agreement, including but not limited to the waiver and release of claims contained herein. Executive understands that the entitlement to the payments and benefits under this Agreement, including the Separation Payments, is conditioned on the execution and non- revocation of this Agreement and, on or following the Separation Date, the Bring Down Release Agreement. By signing below, Executive hereby accepts and agrees to the terms and conditions set forth in this Agreement.

/s/ Carla Christofferson
Carla Christofferson

Date:	November 27, 2019

AECOM

/s/ Troy Rudd
Name:	Troy Rudd
Title:	Chief Financial Officer

Date:	November 27, 2019

EXHIBIT A

Bring Down Release Agreement

THIS BRING DOWN RELEASE AGREEMENT (the “Release Agreement”) is by and between Carla Christofferson (“Executive”) and AECOM, a Delaware corporation (“AECOM”) and is executed and delivered by Executive to AECOM and any parent, subsidiary or affiliated corporation or related entity of AECOM (collectively, “AECOM” or the “Company”) as of December , 2019.

The entering into and non-revocation of this Release Agreement is a condition to Executive’s right to receive the Separation Payments under paragraph 3 of the Separation and Release Agreement between the Company and Executive, dated as of November 27, 2019 (the “Separation Agreement”). Accordingly, Executive and the Company agree as follows:

1.         WAIVER AND RELEASE

In exchange for the Separation Payments (each as defined in the Separation Agreement), Executive, on behalf of herself, her heirs, beneficiaries, executors, administrators, representatives, assigns, and agents hereby fully releases, acquits, and forever discharges the Company, its past, present, and future predecessors, successors, parent companies, subsidiary companies, affiliated entities, related entities, operating entities, and its and their past, present, and future officers, directors, shareholders, members, investors, partners, employees, agents, attorneys, insurers, reinsurers, and all of its and their past, present, and future compensation and employee benefits plans (including trustees, fiduciaries, administrators, and insurers of those plans) (collectively, the “Released Parties”) from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, attorney’s fees, costs, expenses, and compensation whatsoever, of whatever kind or nature, in law, or equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that Executive may now have, has ever had, or hereafter may have relating directly or indirectly to her employment with the Company, the termination of her employment with the Company, the benefits or attributes of her employment with the Company, and/or any other act, omission, event, occurrence, or non-occurrence involving the Company or any of the Released Parties. Executive also releases all of the Released Parties of and from any and all claims Executive has or may have that arose prior to the date Executive signs this Release Agreement, arising from any violation or alleged violations of federal, state or local human rights, fair employment practices and/or other laws by any of the Released Parties for any reason under any legal theory including, but not limited to, the Age Discrimination in Employment Act (“ADEA”); the Americans With Disabilities Act of 1990 (“ADA”); the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Equal Pay Act (“EPA”); the Fair Labor Standards Act (“FLSA”); the Fair Credit Reporting Act (“FCRA”); the Family and Medical Leave Act (“FMLA”); the Genetic Information Nondiscrimination Act (“GINA”); the Immigration Reform and Control Act (“IRCA”); the Lilly Ledbetter Fair Pay Act; the National Labor Relations Act (“NLRA”); the Labor Management Relations Act (“LMRA”); the Occupational Safety and Health Act

(“OSHA”); the Older Workers Benefit Protection Act (“OWBPA”); the Rehabilitation Act of 1973; the Sarbanes-Oxley Act of 2002 (“SOX”); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); Sections 1981 through 1988 of Title 42 of the United States Code; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act (“WARN”), and/or all other federal, state, or local laws, statutes ordinances, constitutions rules, orders or regulations, all as they may be amended. Executive also forever waives, releases, discharges and gives up all claims, real or perceived and now known or unknown, for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, wrongful or retaliatory discharge, discrimination, harassment, promissory estoppel, assault, battery, false imprisonment, defamation, libel, slander, intentional and negligent infliction of emotional distress, duress, fraudulent and negligent misrepresentation, defamation, violation of public policy, negligence, and all other claims or torts arising under any federal, state or local law, regulation, constitution, ordinance or judicial decision; and any claim concerning wages, benefits, severance payments, bonus payments, payments pursuant to any agreement with the Company, stock, stock options, or stock option agreement. Executive also agrees to waive any right she has to pursue any claim or grievance through any internal channel of the Company and/or its affiliates. Executive understands and agrees that her waivers include both claims that she knows about and those she may not know about which have arisen on or before the date on which she signs this Release Agreement.

Executive further agrees to waive all rights under Section 1542 of the Civil Code of the State of California, up to and including the date she signs this agreement. Section 1542 provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive further agrees and represents that she has had an opportunity to consult with an attorney over the meaning and significance of this Civil Code §1542 waiver and that she knowingly and voluntarily waives her rights under this statute.

2.         PROMISE NOT TO SUE; ACKNOWLEDGEMENTS

Executive has not, at any time up to and including the date on which she signs this Release Agreement, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any action, of any nature arising out of the matters released by paragraph 1 above other than as specifically identified therein or as excluded below, and Executive waives to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released by paragraph 1. Executive acknowledges and affirms the representations set forth in paragraphs 10 and 13 of the Separation Agreement and further represents that as of the date of this Release Agreement Executive has returned to the Company all property, files, and other Company materials in her possession.

3.         EXCLUSIONS FROM WAIVERS AND RELEASE OF CLAIMS

Notwithstanding anything else stated in this Release Agreement, Executive understands and agrees that:

a.         Nothing in this Release Agreement is intended to limit or restrict any rights that Executive may have to enforce the Separation Agreement or to interfere with or affect a waiver of any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished. This Release Agreement also does not apply to any claims that the controlling law clearly states may not be released by private agreement.

b.         This Release Agreement does not affect Executive’s non-forfeitable rights to her accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) under the Company’s ERISA-covered employee benefits plans.

c.         This Release Agreement shall not apply to rights or claims that may arise after the effective date of this Release Agreement.

d.         This Release Agreement does not preclude filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the U.S. Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or any other federal, state, or local commission, board or agency charged with enforcing employment or other laws. However, by signing this Release Agreement, Executive understands and agrees that she is waiving any right to recover money or other individual relief based on claims asserted in such a charge in any proceeding brought by her or on her behalf, except that this Agreement does not limit Executive’s right to receive and fully retain an award from a government-administered whistleblower award program.

e.         This Release Agreement does not preclude Executive’s ability to report fraud, waste or abuse to federal or state officials regarding the Company’s management of public contracts, or her obligation to cooperate with any government authorities.

f.          This Release Agreement does not limit any statutory rights Executive may have to file a charge or to bring an action to challenge the terms of this Release Agreement or contest the validity of the release contained in this Release Agreement under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefits Protection Act (“OWBPA”).

g.         This Release Agreement does not limit or waive Executive’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

4.         NOTICE AND REVOCATION PERIODS

Executive acknowledges that she was advised that she could take up to twenty-one (21) days from the date this Release Agreement was given to Executive to review this Release Agreement and decide whether she would enter into this Release Agreement. To the extent that Executive has elected to enter into this Release Agreement prior to such time, Executive has done so voluntarily, and has knowingly waived such twenty-one (21) day review period.

Executive may revoke this Release Agreement within a period of seven (7) calendar days after its execution (the “Revocation Period”), by delivery of a written notice of revocation (the “Revocation Notice”) prior to 5:00 p.m. on the last day comprising the Revocation Period to Pamla Hoebener, Human Resources, AECOM, 1999 Avenue of the Stars, Suite 2600, Los Angeles, CA 90067. This Release Agreement shall become irrevocable automatically upon the expiration of the Revocation Period if Executive does not revoke it in the aforesaid manner.  In the event that Executive revokes this Release Agreement, or if for any other reason it is held to be unenforceable, all checks, instruments, funds, or other such payments received by Executive pursuant to the terms of this Release Agreement shall immediately be returned to the Company.

Executive has read and understands the terms and conditions set forth in this Release Agreement, including but not limited to the waiver and release of claims contained herein. Executive understands that the entitlement to the Separation Payments under the Separation Agreement is conditioned on the execution and non-revocation of this Release Agreement.

Carla Christofferson

Date:	December [•]. 2019

AECOM

Name:	Troy Rudd
Title:	Chief Financial Officer

Date:	December [•], 2019